                                  EXHIBIT 11

                                  (Unaudited)
                       COMPUTATION OF EARNINGS PER SHARE
                    TEXAS INDUSTRIES, INC. AND SUBSIDIARIES
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                                                  Three months ended          Six months ended
                                                     November 30,               November 30,
------------------------------------------------------------------------------------------------
In thousands except per share                    1997            1996         1997        1996
------------------------------------------------------------------------------------------------
AVERAGE SHARES OUTSTANDING
 Primary
  Average shares outstanding                    20,962          22,174       20,936      22,216
  Stock options and other equivalents -
   treasury stock method using
   average market prices                           902             618          711         663
                                               -------         -------      -------     -------
                                    TOTAL       21,864          22,792       21,647      22,879
                                               =======         =======      =======     =======

 Fully diluted
  Average common shares outstanding             20,962          22,174       20,936      22,216
  Stock options and other equivalents -
    treasury stock method using end of
    quarter market price if higher than
    average                                      1,002             618          860         663
                                               -------         -------      -------     -------
                                    TOTAL       21,964          22,792       21,796      22,879
                                               =======         =======      =======     =======

NET INCOME APPLICABLE TO COMMON STOCK
 Primary
  Net income                                   $23,449         $17,903      $48,159     $37,787
  Adjustments
    Contingent price amortization                   58              58          116         116
                                               -------         -------      -------     -------
                                    TOTAL      $23,507         $17,961      $48,275     $37,903
                                               =======         =======      =======     =======

 Fully diluted
  Net income                                   $23,449         $17,903      $48,159     $37,787
  Adjustments
    Contingent price amortization                   58              58          116         116
                                               -------         -------      -------     -------
                                    TOTAL      $23,507         $17,961      $48,275     $37,903
                                               =======         =======      =======     =======

PER SHARE
 Primary
  Net income per common share
    and common equivalent share                $  1.07         $   .79      $  2.23     $  1.66
                                               =======         =======      =======     =======

 Fully diluted
  Net income per common share and
    dilutive common equivalent share           $  1.07         $   .79      $  2.21     $  1.66
                                               =======         =======      =======     =======

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                                     -18-